Exhibit 10.7.1

FIRST AMENDMENT TO INDEPENDENT CONTRACTOR AGREEMENT

This First Amendment to Independent Contractor Agreement (“Amendment”) is made by and between Universal Access, Inc. (“Company”) and Anthony Coelho (“Consultant”).  The provisions below will be effective on July 1, 2004 (“First Amendment Effective Date”).  If required, this Amendment will not be effective until the Company’s board of directors approves it.

BACKGROUND

1.                                       Consultant and Company entered into an Independent Contractor Agreement dated November 1, 2003 (the “Agreement”), with respect to certain services to be provided by Consultant to Company.

2.                                       Consultant and Company wish to amend the Agreement to reflect certain changes.

THE AGREEMENT

The parties agree as follows:

1.                                       Definitions.  All capitalized terms not defined in this Amendment have the same meanings given to those terms in the Agreement.

2.                                       Commencing on the First Amendment Effective Date, Section II to Exhibit A of the Agreement is deleted in its entirety and replaced with the following:

A.                                   Compensation Schedule For Monthly Recurring Charges.  With respect to each new Service for which Company receives a fixed Monthly Recurring Charge (as defined below), such as the sale of a private line circuit, Company will pay Consultant a fee equal to 5% of the Monthly Recurring Charge it actually receives from the customer introduced by Consultant.  The payment will continue only during the initial term of the order.  All payments due under this Section will be made in accordance with Section C.

“Monthly Recurring Charges” means the net monthly recurring charges actually paid to Company.   Monthly Recurring Charges are calculated after the application of all discounts, credits (including any billing adjustments), waivers and promotions. Monthly Recurring Charges exclude all other charges; any revenue associated with any fraudulent use of the services by any customer introduced by Consultant; and any accounts terminated by Consultant.

B.                                     Compensation Schedule For Non-Recurring Charges.  With respect to each new Service for which Company does not receive a fixed Monthly Recurring Charge, such as the provision of consulting services, Company will pay Consultant a fee.  This fee will be in an amount equal to 5% of the Service Fees (as defined below) earned during the initial term of the engagement. All payments due under this Section from Consultant will be made in accordance with Section C.

“Service Fees” means the net amount paid to Consultant, less any taxes or tax related or tax like surcharges.

C.                                     Compensation under this Exhibit A will be paid 45 days after the end of the month in which Company receives the payment. For example, if Company receives Monthly Recurring

Charges associated with a circuit sale in July, Consultant will be paid 45 days from the end of July (i.e., mid-September).  For example, if Company receives a one time payment of Service Fees in July for a license of data, Consultant will be paid 45 days from the end of July (i.e., mid-September).  Consultant will have no liability to Consultant other than the obligation to pay the compensation described in this Section.

D.                                    Consultant does not have the authority to bind Company, by contract or otherwise, or make representations as to the policies and procedures of Company.  Company, in its sole discretion and without prior notice, may elect not to enter into or to terminate an account of a customer introduced by Consultant for any reason, including but not limited to, that customer’s credit, bankruptcy or insolvency, inactivity, or breaches of contract terms and conditions. No additional compensation fees will be due Consultant on terminated accounts.

3.                                       Entire Agreement.   Except as expressly modified by this Amendment, the Agreement is and will remain in full force and effect in accordance with its terms and constitutes the legal and binding obligations of Consultant and Company.  This Amendment, including the Agreement, is the complete agreement of the parties and supersedes any prior agreements or representations, whether oral or written, with respect to the subject matter of this Amendment.

4.                                       Successors and Assigns.  This Amendment is binding upon and inures to the benefit of the successors and permitted assigns of the parties.

5.                                       Section References.  Section titles used in this Amendment have no substantive meaning and are not a part of the parties’ agreement.

Company and Consultant have executed this Amendment by their authorized representatives on the dates set forth below, effective on the First Amendment Effective Date.

ANTHONY COELHO	UNIVERSAL ACCESS, INC.

By:	By:

Name:	Name:

Title:	Title: